UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GLOBAL FUTURE CITY HOLDING INC.

(Exact name of Registrant as Specified in its charter)

Nevada	98-0360989
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Park Plaza, Suite 400, Irvine, CA 92614

(Address, Including Zip Code, of Principal Executive Offices)

Global Future City Holding Inc. Compensation Contracts

(Full title of the Plan)

Michael R. Dunn

Chief Financial Officer

Global Future City Holding Inc.

2 Park Plaza, Suite 400

Irvine, CA 92614

(949) 769-3550

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer ❑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock	33,500 Shares	$1.01	$34,173.35	$3.96

(1)	Represents 33,500 shares of common stock, par value $0.001 per share (“Common Stock”) of Global Future City Holding Inc. (the “Registrant” or “Company”) being registered herein that are issuable pursuant to the Global Future City Holding Inc. Compensation Contracts, attached hereto as Exhibit 99.1-99.9 (collectively, the “Compensation Contracts”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Compensation Contracts by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the Common Stock of the Registrant.

(2)	Estimated solely for the purpose of calculating the amount of the offering price, aggregate offering price, and registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act. The offering price, aggregate offering price, and the registration fee are calculated based upon the average of the high and low prices reported on the OTC Bulletin Board as of October 4, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in "Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the Global Future City Holding Inc. Compensation Contracts, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.  Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed April 13, 2016, including all material incorporated references therein and all amendments thereto;

(b)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on April 13, 2016, including but not limited to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed May 16, 2016, and Form 10-Q for the quarter ended June 30, 2016, filed August 19, 2016,including all material incorporated references therein and all amendments thereto; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 10-SB filed under the Exchange Act on January 18, 2002, including any amendment or report filed for the purpose of updating such description. A more recent description of the Registrant’s Common Stock can be found in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on April 13, 2016.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and shall be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Horwitz + Armstrong, A Professional Law Corporation, counsel to the Company, is a holder of 274,761 shares of Common Stock of the Company as of the date of this filing. Except with respect to Horwitz + Armstrong, A Professional Law Corporation, no expert named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.

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Item 6.   Indemnification of Directors and Officers

Pursuant to the provisions of Nevada Revised Statutes and our Articles of Incorporation, the Company has adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the Company or its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit Number	Description
5.1	Opinion of Counsel	Filed Herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed Herewith
23.2	Consent of Counsel (included in exhibit 5.1)	Filed Herewith
24.1	Powers of Attorney (included on signature page of this Registration Statement	Filed Herewith
99.1	Compensation Agreement with Susan Lester	Filed Herewith
99.2	Compensation Agreement with Brian Manahan	Filed Herewith
99.3	Compensation Agreement with Jayasinghe Viginie De Silva	Filed Herewith
99.4	Compensation Agreement with Stephen Tucker	Filed Herewith
99.5	Compensation Agreement with Sheila Dunn	Filed Herewith
99.6	Compensation Agreement with Alvin Luo	Filed Herewith
99.7	Compensation Agreement with Amanda Huang	Filed Herewith
99.8	Compensation Agreement with Rosita Wong	Filed Herewith
99.9	Compensation Agreement with William Cao	Filed Herewith

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Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1) and (2) above do not apply if the Registration Statement is on Form S-8, and the information required to be included is a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Irvine, State of California, on October 5, 2016.

GLOBAL FUTURE CITY HOLDING INC.

BY:  /s/ Michael R. Dunn

Michael R. Dunn

Interim Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer, and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on this 5th day of October, 2016.

BY:  /s/ Michael R. Dunn

Michael R. Dunn

Director

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